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                                                                  EXHIBIT (c)(4)

            Reciprocal Confidentiality Agreement Dated May 27, 1999

        Each of us (a) agrees that we will use the other's "Confidential Information" solely in connection with our joint consideration of a possible business combination involving our companies and not for any individual commercial or any other use and will at all times keep it confidential, (b) warrants that it has the right to disclose the Confidential Information it elects to disclose to the other and (c) acknowledges any information exchanged hereunder is provided "AS IS" without any representation or warranty (express or implied).

        1. The "Confidential Information" of a party that is protected by this Agreement is any information about it or its customers or suppliers that is disclosed by or on behalf of it to this other party, whether in oral, visual, written, electronic or other tangible or intangible form. This includes (without limitation) all information about (a) products, processes or services (including information concerning any material, method or manufacture, mold, tooling, formula, trade secret, invention, drawing, design, research, development, schematic, specification, graph, experimental data or the like) and
(b) purchasing, engineering, marketing, financial or other business information, studies or practices.

        2. The party's "Confidential Information" does not include any information which (a) is at the time of disclosure, or thereafter becomes without violation of this Agreement, a part of the public domain, (b) is already known to the recipient at the time of disclosure or is subsequently received by it from a third party, in each case without violation of any obligation of confidentiality to the disclosing party, or (c) is independently developed by the recipient without violation of this Agreement.

        3. The recipient may only disclose the other party's Confidential Information to those employees, affiliates and other representatives who need to know it for purposes of evaluating the possible business combination. The recipient will inform those representatives of the confidential nature of this Confidential Information, will direct them to, and they shall, abide by the terms of this Agreement as if they were parties, and will be responsible for any breach by any of them. In addition, the recipient may disclose the other party's Confidential Information pursuant to, but only to the extent of, an order or similar decree of a court, administrative agency or other governmental body, provided that it has given prompt prior written notice of such requirement to the other party so that the other party can seek a protective order or other appropriate remedy. Further, except to the extent as may otherwise be required by law, neither of us nor our respective representatives will disclose to any other person the fact that discussions or negotiations are taking place regarding a possible business combination or any of the terms, conditions or other facts with respect therein, including this notice thereof.

        4. The recipient will protect the other party's Confidential Information by using commercially reasonable efforts at least equal to those the recipient employs for the protection of his own confidential information. Unless and until otherwise agreed by the parties in writing, either party may terminate discussions and negotiations regarding the possible business combination at any time and for any reason. Upon demand, the recipient will cease using the Confidential Information, immediately return all written, printed and other eligible Confidential Information, destroy all notes, analysis, complilations, studies and other documents it has prepared which contain or reflect that information and all copies of the foregoing it is reasonably able to locate (except for one file copy which may be kept solely for record keeping purposes and to determine compliance with this Agreement in the event of a dispute), and provide written confirmation that the foregoing has occurred.

        5. Each of us will be entitled to specific performance and injunctive relief as remedies for any violation of this Agreement by the other, in addition to all other remedies available at law or equity. No failure or delay in exercising any right will operate as a waiver, nor will any single or partial exercise of a right preclude any other or further exercise or this exercise of any other right. This Agreement constitutes our full understanding about its subject matter, may not be amended or modified except in a written agreement signed by each of us and shall be governed by the laws of California (without reference to the conflicts of law principles thereof). This Agreement shall expire on the third anniversary of the date hereof and thereafter be of no further force or effect.

SAINT-GOBAIN INDUSTRIAL CERAMICS, INC.          FURON COMPANY

By: /s/ Robert C. Ayotte                        By: /s/ J. Michael Hagan
   --------------------------                      --------------------------
    Name:  Robert C. Ayotte                         J. Michael Hagan
    Title: President and Chief                      Chairman & CEO
            Executive Officer